Exhibit 10.2

CYPRESS SEMICONDUCTOR CORPORATION

THE KEY EMPLOYEE BONUS PLAN

(as amended on May 9, 2012)

Section 1 Plan Objective and Participants

The Key Employee Bonus Plan (“KEBP” or the “Plan”) is designed to provide a variable performance-based cash incentive to employees who play a key role in driving the future success of Cypress Semiconductor Corporation (“Cypress”).

Section 2 Effective Date

This Plan is effective as of January 4, 2010. Each fiscal quarter and one annual payment period constitute the five performance periods (“Performance Period”) for each fiscal year. Payouts under the Plan will be made for each Performance Period, if applicable.

Section 3 Participation Eligibility

Executive vice presidents may recommend to the President/CEO for his approval specific employees and target incentive levels as set forth below in Section 6. The President/CEO will approve the list of participants, at his discretion.

At the beginning of each fiscal year, the Human Resources Department will notify participants of their eligibility to participate and their target incentive level percentage for the fiscal year.

Newly hired employees may be added as participants during a Performance Period, and their payout will be prorated based on the number of months of participation in the Performance Period.

Participation in the Plan does not guarantee any right to Plan payouts or continued employment at Cypress. The President/CEO and the Compensation Committee of the Board of Directors reserve the right to modify or cancel the Plan, cancel any payment due or earned under the Plan, or discontinue participation of any employee in the Plan, at any time and for any reason, at their discretion.

Section 4 Plan Payment Calculation

The following formula applies to the determination of each participant’s payout for each Performance Period:

Annual Base Pay	×	Incentive Level%	×	Financial Performance Metric % Achievement	×	CSF Score	x	EO Factor
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“Financial Performance Metric” (“FPM”) represents a certain financial performance milestone established by the Compensation Committee. The achievement on the FPM can range from 0% to 200%. The minimum FPM for any Performance Period will be pre-determined by the Compensation Committee in their sole discretion and can be revised at any time by the Compensation Committee.

“CSF” means a participant’s Critical Success Factor, or quarterly or annual performance goals, for the applicable Performance Period.

“EO Factor” means a factor based on the CSF score, taken as a percentage, of the CEO and an executive officer or executive manager the participant reports to (the “Executive Manager”) as set forth in Section 7.3.

The President/CEO may recommend for approval by the Compensation Committee of the Board of Directors, changes in any metrics that apply to the Plan formula.

Exhibit 10.2

CYPRESS SEMICONDUCTOR CORPORATION

THE KEY EMPLOYEE BONUS PLAN

(as amended on May 9, 2012) – (Continued)

Section 5 Annual Base Pay

The base pay in each payment calculation is the participant’s annual base pay as of the last business day of the Performance Period being measured.

Section 6 Incentive Level Percentage

The standard target incentive levels are 20%, 30%, 50% or 80% of annual base pay and may vary. The incentive level determines the percentage of that individual’s base salary he or she is eligible to earn in each Performance Period.

Section 7 Multiplier Factors

Participant’s CSFs Score: If the minimum financial performance metric is achieved, subject to the EO Factor, the amount that a participant is eligible to earn is multiplied by the participant’s CSF score for the Performance Period.

Every participant will work with his or her manager to prepare his or her quarterly and annual CSFs. The CSFs for the President/CEO are approved by the Compensation Committee and/or the Board of Directors. The President/CEO approves all CSFs for all executive vice presidents.

EO Factor: The CSF score of the President/CEO and each Executive Manager can negatively impact the payout to himself and to other participants in his organization in accordance with the following metrics:

The EO Factor is determined by using the lower of the CEO CSF score or the Executive Manager CSF score to determine an EO Factor. The EO Factor is determined as follows:

If the LOWER of the CEO CSF score and Executive Manager CSF score is:	Then the EO Factor is:
80.00 or higher	100%
65.00 or higher, and less than 80.00	50%
Less than 65.00	0%

An Executive Manager whose total CSF score is below 65.00% forfeits the payout for the Performance Period even if the minimum FPM is achieved. In addition, all participants within the Executive Manager’s organization also forfeit their payout.

An Executive Manager whose total CSF score is between 65.00% and 79.99% will only receive a payout of 50% of his or her target payout for the Performance Period, even if the minimum FPM is achieved. In addition, all participants in the Executive Manager’s organization will also receive 50% of their target payout for the applicable Performance Period.

The President/CEO’s CSF score can also affect the Executive Manager’s payout and the payout of all participants in the Plan. If the President/CEO’s total CSF score is below 65.00%, there will be no payout to him and all other participants for the Performance Period, even if all other factors are achieved. A total CSF score between 65.00% and 79.99% results in a payout of 50% of the target amount to the President/CEO and all other participants for the Performance Period.

Exhibit 10.2

CYPRESS SEMICONDUCTOR CORPORATION

THE KEY EMPLOYEE BONUS PLAN

(as amended on May 9, 2012) – (Continued)

Any exemptions from the application of the EO Factor must be approved by the President/CEO.

Additional Factors: Cypress management, in its discretion, may consider other factors in the final calculation of a participant’s payout.

Section 8 Termination

No bonus will be paid to Plan participants who terminate (voluntarily, for cause or through a reduction in force) prior to the payment date for the performance period.

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